EXHIBIT 10.26

February 28, 2007

VIA ELECTRONIC MAIL OR HAND DELIVERY

Re: Letter Agreement for Payments upon a Change in Control

Dear Manoocher:

This Letter Agreement provides for the payment to you of certain sums if (A) your employment by OSI Optoelectronics, Inc. or one of its subsidiaries (collectively, the “Company”, and such employment shall be referred to as the “Employment”) is terminated by the Company without cause within 12 months after a Change in Control, or (B) you terminate the Employment for Good Reason within 12 months after a Change in Control.

If the circumstances described in (A) or (B) above occur while this letter agreement is in effect, you shall be entitled to the following: (i) an amount equal to 12 months’ base salary at your then-current rate; (ii) an amount equal to 50% of your bonus for the prior year; and (iii) any unvested stock options and other equity awards subject to a vesting schedule and previously granted to you shall become fully vested and (where applicable) exercisable. Payment of (i) and (ii) shall be made in a single lump-sum cash payment, less appropriate deductions and withholding, on the last day of the Employment.

Notwithstanding the foregoing, if you are a “specified employee” (as defined under Section 409A of the Internal Revenue Code) and to the extent the “short-term deferral” exception under Section 409A does not apply, then any payments to which you are entitled under this Letter Agreement shall be paid to you by the Company in cash and in full, as soon as practicable following six months after your “separation from service” with the Company (as such phrase is defined in Section 409A). If you die before all severance payments have been paid, such unpaid amounts shall be paid as soon as practicable following your death to the personal representative of your estate. Within five days of your request, the Company shall provide you with a written detailed explanation of the Company’s analysis supporting its determination that you constitute a “specified employee” (as defined under Section 409A) and that any payment is covered by Section 409A.

For the purposes of this letter, the following definitions shall apply:

“Change in Control” means the acquisition, by a single party or a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than OSI Systems, Inc. or its subsidiaries, of equity in OSI Optoelectronics, Inc. representing a majority of the voting power in OSI Optoelectronics, Inc.

“Good Reason,” shall mean the occurrence of any of the following events unless the Employee specifically agrees in writing that such event is not Good Reason:

1. Any substantial reduction in duties;

2. Following a Change in Control, the relocation of your principal office location more than 75 miles from its location as of the date of this letter;

3. Your base salary is reduced from any prior year, except for a reduction: (a) of 10% or less, (b) for a period of one year or less, and (c) which is compensated with substantially equivalent value through a grant of stock options, restricted stock or some other form of compensation; or

4. Any material breach of any written Employment Agreement by the Company that is not cured within 10 business days after written notice from you.

From time to time the Company is expected to change lines of reporting. It is agreed that changes in lines of reporting, of itself, will not constitute “Good Reason”.

Unless the Company provides a notice of renewal of this Letter Agreement prior to its expiration, this Letter Agreement shall expire on (i) the first anniversary of the date first written above, if no Change in Control occurs earlier; or (ii) if any Change in Control should occur during the term of this Letter Agreement, the day after the first anniversary of the first such Change in Control. Nothing in this Letter Agreement shall interfere with or limit in any way the right of the Company or of any of its affiliates to terminate the Employment at any time, nor confer upon Employee any right to continue in the employ of the Company or any of its affiliates.

This Letter Agreement constitutes the entire agreement between us pertaining to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matters addressed in this Letter Agreement. No supplement, modification or amendment of this Letter Agreement shall be binding unless it is written and signed by all the parties. The rule that a contract is construed against the party drafting the contract is waived, and shall have no applicability in construing this Letter Agreement or its terms. To the extent that you have a pre-existing written employment agreement with the Company, such employment agreement continues in full force and effect except as amended by this Letter Agreement.

This Letter Agreement shall be construed in accordance with and governed by the laws of the State of California. Any disagreement relating to or arising out of this Letter Agreement shall be resolved solely through arbitration by the American Arbitration Association under its then-applicable rules. The parties agree that all actions or proceedings arising directly or indirectly from this Letter Agreement shall be arbitrated or litigated by arbitrators or in courts located within the County of Los Angeles, California and hereby consent to the jurisdiction of any such local, state or federal court, and agree not to disturb such choice of forum.

Please acknowledge your agreement to the terms stated in this Letter Agreement by counter-signing where indicated below, and returning a counter-signed copy of this Letter Agreement to me.

Very truly yours,
/s/ DEEPAK CHOPRA
Deepak Chopra
Chief Executive Officer
AGREED:
/s/ MANOOCHER MANSOURI	Date: February 28, 2007
Manoocher Mansouri

2